TRANSFER AGENCY AND SERVICE AGREEMENT

         AGREEMENT made the 1st day of April, 1997, by and between Matrix/LMH Value Fund, a Maryland Corporation, (the "Trust") and American Data Services, Inc., a New York corporation having its principal office and place of business at 24 West Carver Street., Huntington, New York 11743 ("ADS").

         WHEREAS, the Trust desires to appoint ADS as the transfer agent, dividend disbursing agent and agent of the Trust in connection with certain other activities, and ADS desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  TERMS OF APPOINTMENT; DUTIES OF ADS

         1.01 Subject to the terms and conditions set forth in this agreement, the Trust hereby employs and appoints ADS to act as, and ADS agrees to act as its transfer agent for the Trust's authorized and issued shares of beneficial interest, $0.01 par value, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders ("Shareholders") of a series of the Trust or Fund ("Fund ") set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund.

         1.02 ADS agrees that it will perform the following services:

         (a) In accordance with the Trust's Registration Statement, which describes how sales and redemptions of Shares shall be made, ADS shall:

                  (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board of Trustees of the Trust (the "Custodian");

                  (ii) Pursuant to purchase orders, issue the appropriate number of full and fractional Shares and hold such Shares in the appropriate Shareholder account;

                  (iii)   Receive  for   acceptance   redemption   requests  and
redemption directions and deliver the appropriate documentation therefore to the Custodian;

                  (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                  (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                  (vi)  Prepare  and  transmit   payments  for   dividends   and
distributions declared by the Fund, and effect dividend and capital gains distribution reinvestments in accordance with Shareholder instructions;

                  (vii) Serve as a record keeping transfer agent for the Fund, and maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

                  (viii) Record the issuance of Shares and maintain pursuant to SEC Rule 17Ad-10(e) a record of the


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total number of Shares which are  authorized,  based upon data provided to it by the Fund, and issued and outstanding. ADS shall also provide the Fund each business day with the following: (I) the total number and dollar amount of Shares issued and outstanding as of the close of business on the preceding business day; (ii) the total number and dollar amount of Shares sold on the preceding business day; (iii) the total number and dollar amount of Shares redeemed on the preceding business day; (iv) the total number and dollar amount of Shares sold on the preceding business day pursuant to dividend and capital gains distribution reinvestments; and (v) the total number and dollar amount of Shares which are authorized and issued and outstanding as of the opening of business on such day.

          (b) In addition to and not in lieu of the services set forth in the above paragraph (a), ADS shall:

                  (i) Perform all of the customary services of a transfer agent, dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases redemptions of Shares and other confirmable transactions in Shareholder accounts as prescribed in the federal securities laws or as described in the Trust's Registration Statement, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system and reports which will enable the Fund to monitor the total number of Shares sold in each State.

         (c) In addition, the Fund shall (i) identify to ADS in writing those transactions and shares to be treated as exempt from blue sky reporting for each State and (ii) monitor the daily activity for each State, as provided by ADS. The responsibility of ADS pursuant to this Agreement for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and ADS.

2.  FEES AND EXPENSES

         2.01 For performance by ADS pursuant to this Agreement, the Trust agrees to pay ADS an annual maintenance fee for each Shareholder account and transaction fees for each portfolio or class of Shares serviced under this Agreement (See Schedule A) as set out in the fee schedule attached hereto. Such fees and out-of pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trust and ADS.

         2.02 In addition to the fee paid under Section 2.01 above, the Trust agrees to reimburse ADS for out-of-pocket expenses or advances incurred by ADS for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by ADS at the request or with the consent of the Trust, will be reimbursed by the Trust.

         2.03 The Trust agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to ADS by the Trust at least seven (7) days prior to the mailing date of such materials.

3.  REPRESENTATIONS AND WARRANTIES OF ADS

ADS represents and warrants to the Trust that:

         3.01 It is a corporation duly organized and existing and in good standing under the laws of The State of New York.

         3.02 It is duly qualified to carry on its business in The State of New York.

         3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.06 ADS is duly registered as a transfer agent under the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.  REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to ADS that:

         4.01 It is a business trust duly organized and existing and in good standing under the laws of Delaware.

         4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

         4.03 All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is an open-end management investment company registered under the Investment Company Act of 1940.

         4.05 A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares being offered for sale.

5.  INDEMNIFICATION

         5.01 ADS shall not be responsible for, and the Trust shall indemnify and hold ADS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) All actions of ADS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, willful misconduct, or in reckless disregard of its duties under this Agreement..

         (b) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

          (c) The reliance on or use by ADS or its agents or subcontractors of information, records and documents which (i) are received by ADS or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

         (d) The reliance on, or the carrying out by ADS or its agents or subcontractors of any written instruction signed by an officer of the Trust, or any legal opinion of counsel to the Trust.

         (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         5.02 ADS shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by ADS as a result of ADS's lack of good faith, negligence or willful misconduct or the breach of any warranty or representation of ADS hereunder.

         5.03 At any time ADS may apply to any officer of the Trust for instructions, and may consult with the Trust's legal counsel with respect to any matter arising in connection with the services to be performed by ADS under this Agreement, and ADS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. ADS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided ADS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. ADS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         5.06 In order that the  indemnification  provisions  contained  in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.



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



 6.  COVENANTS OF THE TRUST AND ADS

         6.01 The Trust Shall promptly furnish to ADS a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of ADS and the execution and delivery of this Agreement.

         6.02 ADS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.03 ADS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, ADS agrees that all such records prepared or maintained by ADS relating to the services to be performed by ADS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

         6.04 ADS and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, ADS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. ADS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Trust of any unusual request to inspect or copy the shareholder records of the Fund or the receipt of any other unusual request to inspect, copy or produce the records of the Trust.

7.  TERMINATION OF AGREEMENT

         7.01 This Agreement shall become effective as of the date hereof and shall remain in force through and shall automatically terminate on February 28, 2000, provided however, that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon ninety (90) days prior written notice.

         7.02 Should the Trust exercise its right to terminate, all expenses incurred by ADS associated with the movement of records and material will be borne by the Trust. Such expenses will include all out-of-pocket expenses and all time incurred to train or consult with the successor transfer agent with regard to the transfer of shareholder accounting and stock transfer responsibilities. The charge for all time incurred by ADS will be calculated in accordance with the rates specified in the Fee Schedule paragraph (e).

8.  ASSIGNMENT

         8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.


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



9.  AMENDMENT

         9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

10.  NEW YORK LAWS TO APPLY

         10.01 The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11.  MERGER OF AGREEMENT

         11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

12.  NOTICES.

         All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:                                      To ADS:
Steven J. Paggioli                                 Michael Miola
Assistant Secretary                                President
Matrix/LMH Value Fund                              American Data Services, Inc.
444 Madison Ave., Ste. 302                         24 West Carver Street
New York, NY 10022                                 Huntington, New York  11743


 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


MATRIX/LMH VALUE FUND                            AMERICAN DATA SERVICES, INC.




By:____________________________                  By:__________________________
   Steven J. Paggioli ,                             Michael Miola,
   Assistant Secretary                              President

                                         FUND ACCOUNTING SERVICE AGREEMENT

         AGREEMENT made the 1st day of April, 1997 by and between MATRIX/LMH Value Fund, a Maryland Corporation ("Trust") and American Data Services, Inc., a New York corporation ("ADS").

                                                    BACKGROUND

WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, ADS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

WHEREAS, the Trust desires to avail itself of the experience, assistance and facilities of ADS and to have ADS perform for the Trust certain services appropriate to the operations of the Fund, and ADS is willing to furnish such services in accordance with the terms hereinafter set forth.

                                                       TERMS

NOW,   THEREFORE,   in  consideration  of  the  promises  and  mutual  covenants hereinafter contained, the Trust and ADS hereby agree as follows:

1. DUTIES OF ADS
         ADS will perform the following services for each Portfolio listed in Schedule A:

         (a) Timely calculate and transmit to NASDAQ the Fund's daily net asset value and communicate such value to the Fund and its transfer agent. All portfolio securities will be valued in accordance with the methods that are specified in the section of the Fund's prospectus that sets forth the procedures utilized to calculate the daily net asset value per share of the Fund.;

         (b) The Trust will select the pricing agent used by ADS to obtain the daily market quotations to value the securities in the Fund's portfolio. ADS has electronic interfaces with the following pricing agents:
                           1. Interactive Data Services Corporation
                           2. Kenny S&P
                           3. Muller Data Corporation

Should the Trust select a pricing agent other than those listed above ( an "Alternative Pricing Agent"), ADS will take the necessary steps to open an account with the Alternative Pricing Agent, obtain the file formats of the electronic download to be received from the Alternative Pricing Agent that will contain the daily market quotations, and make the necessary programming changes to enable the ADS portfolio accounting system, PAIRS, automatically receive the electronic download from the Alternative Pricing Agent.

Should the Trust select an Alternative Pricing Agent, ADS will charge the Fund a fee ("Programming Fee") to make the aforementioned programming changes to PAIRS. The Programming Fee will be calculated using the rate specified in Schedule A of this Agreement under the Heading "Custom Programming".

         (c) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of ADS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and ADS. Without limiting the generality of the foregoing, ADS will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents:




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



o           Cash receipts journal
o           Cash disbursements journal
o           Dividend record
o           Capital Gain/Loss record
o           Purchase and sales - portfolio securities journals
o           Subscription and redemption journals
o           Security ledgers
o           Broker ledger
o           General ledger
o           Daily expense accruals
o           Daily income accruals
o           Securities and monies borrowed or loaned and collateral therefore
o           Foreign currency journals
o           Trial balances

         (d) Provide the Fund and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

         (e) Provide all raw data available from our fund accounting system (PAIRS) for management's or the administrators preparation of the following:

                  1. Semi-annual financial statements;
                  2. Semi-annual form N-SAR;
                  3. Annual tax returns;
                  4. Financial data necessary to update form N-1A;
                  5. Annual proxy statement.
                  6. Financial data necessary to calculate all dividends and capital gains distributions in accordance with Subchapter M of the Internal Revenue Code.

ADS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         2. COMPENSATION OF ADS
         In consideration of the services to be performed by ADS as set forth herein for each portfolio listed in Schedule A, ADS shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses. The Trust agrees to pay ADS the fees and reimbursement of out-of-pocket expenses as set forth in the attached fee schedule.

         3. LIMITATION OF LIABILITY OF ADS.
          (a) ADS may rely upon the advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted and for any actions reasonably taken in good faith reliance upon such statements and without negligence or misconduct, ADS shall not be liable to anyone.

         (b) ADS shall be liable to the Trust for any losses arising out of any act or omission in the course of its duties, the negligence, misfeasance, bad faith of ADS or breach of the agreement by ADS or disregard of ADS's obligations and duties under this agreement or the willful violation of any applicable law.

         (c) ADS, the Trust and their respective shareholders, officers, director, trustees, employees and agents (as "Indemnified Parties") and each of ADS and the Trust (as "Indemnifying Parties") agree to the following indemnifications. Except as may otherwise be provided by applicable law, no Indemnified Party shall be subject to, and the Indemnifying Party shall indemnify and hold such Indemnified Party harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to such Indemnified Party provided that the Trust shall not have any indemnification obligations with respect to inaccurate information supplied by pricing agents selected by ADS and ADS shall not have any indemnification obligations in circumstances where ADS has acted in accordance with the standard of care established in Subparagraph (b) of this Section. An Indemnified Party shall promptly notify the Indemnifying Party of the assertion of a claim for which the Indemnifying Party may be required to indemnify the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments regarding such claim. The Indemnifying Party shall have the option to participate in the defense of such claim. An Indemnified Party in no case shall confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party 's prior written consent.

         4. REPORTS
         (a) The Trust shall provide to ADS on a quarterly basis a report of a duly authorized officer of the Trust representing that all information furnished to ADS during the preceding quarter was true, complete and correct in all material respects. ADS shall not be responsible for the accuracy of any information furnished to it by the Trust or its authorized agents, and the Trust shall hold ADS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

         (b) Whenever, in the course of performing its duties under this Agreement, ADS determines, on the basis of information supplied to ADS by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ADS shall promptly notify the Trust and its counsel of such violation.

         5. ACTIVITIES OF ADS.
         The services of ADS under this Agreement are not to be deemed exclusive, and ADS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

         6. ACCOUNTS AND RECORDS
         The accounts and records maintained by ADS shall be the property of the Trust, and shall be surrendered to the Trust promptly upon request by the Trust in the form in which such accounts and records have been maintained or preserved (including the electronic or computerized format in which such accounts and records have been maintained). ADS agrees to maintain a back-up set of accounts and records of the Trust (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. ADS shall assist the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records. ADS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

         7. CONFIDENTIALITY
         ADS agrees that it will, on behalf of itself and its officers and employees, treat all information obtained pursuant to, and all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

         8. DURATION AND TERMINATION OF THIS AGREEMENT
         This Agreement shall become effective as of the date hereof and shall remain in force for a period of three (3) years, provided however, that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon ninety (90) days prior written notice.

         Should the Trust exercise its right to terminate, all expenses incurred by ADS associated with the movement of records and material will be borne by the Trust. Such expenses will include all out-of-pocket expenses and all time incurred to train or consult with the successor fund accounting agent with regard to the transfer of fund accounting responsibilities. The charge for all time incurred by ADS will be calculated in accordance with the rates specified in Schedule A paragraph (c).

          9. ASSIGNMENT
         This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ADS, or by ADS without the prior written consent of the Trust.

         10.  NEW YORK LAWS TO APPLY
         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         11. AMENDMENTS TO THIS AGREEMENT
         This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

         12. MERGER OF AGREEMENT
         This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         13. NOTICES.
         All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:                                      To ADS:
Steven J. Paggioli                                 Michael Miola
Assistant Secretary                                President
Matrix/LMH Value Fund                              American Data Services, Inc.
444 Madison Ave., Ste. 302                         24 West Carver Street
New York, NY 10022                                 Huntington, New York  11743


 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


MATRIX/LMH VALUE FUND                            AMERICAN DATA SERVICES, INC.




By:____________________________                  By:__________________________
   Steven J. Paggioli ,                             Michael Miola,
   Assistant Secretary                              President